Exhibit 99.1

FOR IMMEDIATE RELEASE

AcelRx Secures $40 Million Credit Facility with Hercules Technology Growth Capital

REDWOOD CITY, Calif., December 19, 2013 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, today announced that it has entered into a new amended and restated credit facility with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) that extends AcelRx’s current relationship with Hercules, which was established in June 2011. The new Hercules credit facility provides for up to $40 million of new loans.

“The proceeds from this credit facility provide AcelRx with additional operating capital and contingency funding for our commercialization activities as we continue to prepare for the launch, if approved, of Zalviso™,” stated Richard King, president and CEO of AcelRx. “These proceeds also provide the financial flexibility to fund additional pipeline development programs should we decide to advance any of our pipeline opportunities forward. We appreciate the support of Hercules, and its confidence in ZalvisoTM and the AcelRx management team.”

AcelRx drew the first tranche of $15 million at the closing of the new credit facility. AcelRx applied approximately $8.5 million of the proceeds to repay its outstanding obligations under the prior credit facility with Hercules. This repayment eliminated approximately $8.5 million of remaining scheduled principal payments in 2014. The second tranche of up to $10 million can be drawn, at AcelRx’s option, at any time prior to June 30, 2014. The third tranche of up to $15 million is conditioned upon the approval of Zalviso by the U.S. Food and Drug Administration (FDA), and if approved, can be drawn at AcelRx’s option, at any time between December 15, 2014 and March 15, 2015. AcelRx plans to use the proceeds of the remaining tranches to provide additional funding for the commercialization of Zalviso and as a potential source of funding for clinical trials for other development programs in its pipeline, and for general corporate purposes.

General terms of the loan agreement include interest-only payments for 15 months until April 1, 2015, with the possibility of extending the interest-only period to two years until January 1, 2016, if the FDA approves Zalviso on or prior to April 1, 2015. Following the interest-only period, AcelRx will repay the loans in equal monthly payments of principal and interest through the scheduled maturity date on October 1, 2017 (which would be extended until January 1, 2018 if the Company obtains FDA approval of Zalviso on or prior to April 1, 2015). Further information with respect to the loan arrangement with Hercules, is contained in a Current Report on Form 8-K to be filed on December 19, 2013 by AcelRx with the Securities and Exchange Commission.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, Zalviso™, is designed to solve the problems associated with post-operative intravenous patient-controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the complexity of infusion pumps. AcelRx has announced positive results from each of the three completed Phase 3 clinical trials for Zalviso, and has submitted an NDA to the FDA seeking approval for Zalviso in the treatment of moderate-to-severe acute pain in adult patients in the hospital setting. AcelRx has also announced positive top-line results for a Phase 2 trial for ARX-04, a product candidate for the treatment of moderate-to-severe acute pain in a medically supervised setting, funded through a grant from the U.S. Army Medical Research and Materiel Command. The company has two additional pain treatment product candidates, ARX-02 and ARX-03, which have completed Phase 2 clinical development. For additional information about AcelRx’s clinical programs, please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to AcelRx Pharmaceuticals’ financial viability, the sufficiency of funds to support its clinical and development program and operations, planned or anticipated future clinical development of AcelRx Pharmaceuticals’ product candidates, the therapeutic and commercial potential of Zalviso and the anticipated timing, therapeutic and commercial potential of other AcelRx product candidates, and statements related to future events under the credit facility with Hercules, including its ability to access the third tranche funds under such facility. These forward-looking statements are based on AcelRx’s current expectations and inherently involve significant risks and uncertainties. AcelRx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: AcelRx’s ability to receive regulatory approval for Zalviso; any delays or inability to obtain and maintain regulatory approval of its product candidates, including Zalviso, in the United States and Europe; its ability to attract funding partners or collaborators with development, regulatory and commercialization expertise; its ability to obtain sufficient financing to commercialize Zalviso; the market potential for its product candidates; the accuracy of AcelRx’s estimates regarding expenses, capital requirements and needs for financing; AcelRx’s ability to satisfy the conditions required to access the third tranche funds under the credit facility with Hercules, extend the interest-only period or maturity date under such facility; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx’s U.S. Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q filed with the SEC on November 5, 2013. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Jim Welch

Chief Financial Officer

650.216.3511

jwelch@acelrx.com

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